Exhibit 10.2
RESTRICTED STOCK UNIT AGREEMENT
ANDREW CORPORATION
LONG-TERM INCENTIVE PLAN
     THIS AGREEMENT is made as of the                      day of                                         , 2005 between ANDREW CORPORATION, a Delaware corporation (the “Company”), and                                                              (the “Participant”).
WITNESSETH:
     WHEREAS, the Company adopted the Andrew Corporation Long-Term Incentive Plan (the “LTIP”) for the purpose of providing incentives to selected key employees by making available to them opportunities to acquire an equity interest in the Company; and
     WHEREAS, the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) has granted the Participant a Restricted Stock Unit Award under Section 10 of the LTIP;
     NOW THEREFORE, in consideration of these premises, the parties hereto agree as follows:
     1. Grant. The Company hereby grants to the Participant an award of “Restricted Stock Units” as specified in the “Award Schedule” attached as Exhibit A hereto. Each vested Restricted Stock Unit shall entitle the Participant to one share of common stock, $0.01 par value, of the Company (a “Share”), subject to the terms of the LTIP and this Agreement. Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the LTIP.
     2. Vesting; Termination of Employment. The Restricted Stock Units awarded under this Agreement shall vest and become nonforfeitable in accordance with the following:
(a)	Subject to the following provisions of this Section 2, the Restricted Stock Units awarded hereunder shall vest and become nonforfeitable on the Vesting Date (as defined in Exhibit A), based upon the level of achievement of the performance goals set forth in Exhibit A, unless vested earlier under paragraphs (c) or (d) below, or forfeited earlier under paragraph (b) or subparagraph (c)(i) below.

(b)	Unless the Committee determines otherwise in its sole discretion, if the Participant’s employment with the Company terminates for any reason other than death, Disability or Retirement prior to the Vesting Date, all Restricted Stock Units shall be permanently forfeited on such termination date.
(c)	If the Participant’s termination of employment occurs prior to the Vesting Date by reason of death, Disability or Retirement, then the Participant’s Restricted Stock Units shall not be forfeited as of such termination date. Instead, the Restricted Stock Units awarded may vest as follows:
(i)	Upon Retirement and subject to subparagraph (iii) below, the number of Restricted Stock Units vesting on the Vesting Date, if any, shall be determined in accordance with Exhibit A and, to the extent any Restricted Stock Units become vested on such date, Shares shall be transferred to the Participant (or his or her Beneficiary or estate, if applicable) at the same time Shares are transferred to other Participants who have Restricted Stock Units vesting on such Vesting Date. If the performance goal is not attained by the end of the Performance Period, the Restricted Stock Units shall be forfeited.

(ii)	Upon death or Disability and subject to subparagraph (iii) below, the Target Base RSUs set forth in Exhibit A shall become vested on such date and shall be transferred to the Participant (or his or her Beneficiary or estate, if applicable) as soon as practicable after such date.

(iii)	If the Participant’s termination of employment due to death, Disability, or Retirement occurs on or after the Measurement Date, but prior to the Vesting Date, the Participant shall receive the number of Restricted Stock Units he or she would have received (determined in accordance with Exhibit A) had he or she continued to be employed until the Vesting Date.
(d)	Unless forfeited earlier under paragraph (b) or subparagraph (c)(i) above, the Target Base RSUs shall vest and become nonforfeitable upon a Change in Control.
     All Restricted Stock Units shall be forfeited if the Participant’s employment is involuntarily terminated for cause and could also be declared forfeited if the Participant engages in conduct that, in the opinion of the Committee, adversely affects the Company. For purposes of this Agreement, termination for cause means that the Participant (1) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties that results in material economic harm to the Company, (2) has engaged in conduct that constitutes willful failure to perform duties or (3) has been convicted of a felony that is materially injurious to the Company.

     3. Settlement of Restricted Stock Units. Restricted Stock Units shall be settled solely in Shares of Company common stock. As soon as practicable after the Measurement Date, the Participant shall be transferred one Share of common stock for each Restricted Stock Unit vesting on such date.
     4. Tax Withholding. This Agreement is subject to all applicable Federal, state, local, domestic, or foreign withholding taxes. The Company may require the Participant to pay the Company an amount sufficient to satisfy such withholding requirements in cash or Shares. Alternatively, the Company may withhold cash or Shares due or to become due under this Agreement.
     6. Rights Not Conferred. Nothing contained in the LTIP or in this Agreement shall confer upon the Participant any right with respect to continued employment by the Company or any affiliate or interfere in any way with the right of the Company to terminate the employment of the Participant at any time. The Participant shall have none of the rights of a stockholder with respect to the Restricted Stock Units until such time, if any, that Shares are delivered to the Participant in settlement thereof.
     7. Agreement Not Assignable. This Agreement and the Restricted Stock Units awarded hereunder are not transferable or assignable by the Participant; provided that no provision herein shall prevent the designation of a Beneficiary for the Restricted Stock Units in the event of the Participant’s death.
     8. Adjustments. If and to the extent that the number of outstanding shares of common stock shall be increased or reduced in the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or similar corporate transaction, the number and kinds of shares subject to the Restricted Stock Units awarded hereunder shall be proportionately adjusted by the Committee, whose determination shall be conclusive, provided that any fractional share resulting from an adjustment hereunder shall be rounded to the nearest whole number.
     9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.
     10. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Via On-line Acceptance

Participant’s Signature

ANDREW CORPORATION

By:

Ralph E. Faison
President and Chief Executive Officer
Andrew Corporation

EXHIBIT A
2005 Restricted Stock Unit Award
Participant Name:
Base Restricted Stock Units (“Base RSUs”) Awarded:
     Subject to Section 2 of this Agreement, the Restricted Stock Units awarded under this Agreement shall vest on the Vesting Date, in accordance with the following schedule:

	Threshold Goal	Target Goal	Maximum Goal
Return on Invested Capital	___%	___%	___%

Resulting Payout*	75%	100%	125%
	of Base RSUs	of Base RSUs	of Base RSUs
	Vesting	Vesting	Vesting

*	If the Threshold Goal is not attained as of the Measurement Date, the resulting payout percentage shall be zero. In no event shall the resulting payout percentage exceed 125%, regardless of actual achievement beyond the stated performance goals. The resulting payout percentage shall be adjusted, pro rata, to reflect performance between Threshold and Target, and Target and Maximum. The Committee, in its sole and absolute discretion, shall determine the extent to which the performance goal has been met and may determine whether and to what extent to exclude extraordinary or non-recurring items.
For purposes of this Exhibit A, the following terms shall have the following meanings:
“Measurement Date” shall mean September 30, 2008.
“Performance Period” means the period beginning October 1, 2005 and ending on the Measurement Date.
“Return on Invested Capital” shall mean the Company’s (i) net income for fiscal year 2008, divided by (ii) invested capital (debt + equity) for fiscal year 2008, determined in accordance with the Company’s normal accounting practices.
“Vesting Date” means the date of the Committee’s first regularly scheduled meeting following the Measurement Date at which the Committee certifies the level of attainment of the performance goals.

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